Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 P +1 212 768 6700 F +1 212 768 6800 United States	大成 Salans FMC SNR Denton McKenna Long dentons.com

Mach 18, 2022

BRT Apartments Corp.
60 Cutter Mill Road
Great Neck, New York  11021

Ladies and Gentlemen:

          We have acted as counsel to BRT Apartments Corp., a Maryland corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) (such registration statement, as it may be amended, the “Registration Statement”) and the prospectus supplement filed pursuant to Rule 424(b) under the 1933 Act, dated the date hereof (the “Prospectus Supplement”), under which up to $40,000,000 of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company will be sold from time to time in pursuant to certain Equity Distribution Agreements (each, a “Sales Agreement” and collectively, the “Sales Agreements”) dated as of March 18, 2022.

This opinion is being delivered to you in accordance with your request and in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following documents (hereinafter collectively referred to as the “Documents”):

1.	the Registration Statement;

2.	the Prospectus Supplement;

3.	the Articles of Incorporation of the Company, as amended and restated to date (as so amended and restated, the “Articles of Incorporation”);

4.	the By-Laws of the Company, as amended to date (as so amended, the “Bylaws”);

5.	corporate proceedings of the Company relating to its proposed issuance of the Shares; and

6.	such other instruments and documents as we have deemed relevant or necessary in connection with our opinions set forth herein.

In addition, we have examined originals or copies authenticated to our satisfaction of such corporate records, certificates of officers of the Company and public officials, and other documents as we have deemed relevant or necessary in connection with our opinions set forth herein.  We have relied, without independent verification, on certificates of public officials and, as to questions of fact material to such opinions, upon the representations of the Company set forth in the Documents, certificates of officers and other representatives of the Company and factual information we have obtained from such other sources as we have deemed reasonable.

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We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter.  We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied, nor have we undertaken any lien, suit or judgment searches or searches of court dockets in any jurisdiction.  For purposes of the opinion in paragraph 1, we have relied exclusively upon a certificate issued by a governmental authority in the relevant jurisdiction, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by that certificate.  We have assumed (i) the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us; (ii) that the execution, delivery and/or acceptance of the Documents have been duly authorized by all action, corporate or otherwise, necessary by the parties to the Documents other than the Company (those parties other than the Company hereinafter collectively referred to as the “Other Parties”); (iii) the legal capacity of all natural persons executing the Documents; (iv) that each of the Other Parties has satisfied those legal requirements that are applicable to it to the extent necessary to make the Documents enforceable against it; (v) that each of the Documents constitutes a valid and binding obligation of the Other Parties and is enforceable against the Other Parties in accordance with its terms; (vi) that each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Documents;  (vii) the payment by the Company’s stockholders of the full and sufficient consideration due from them to the Company for such shares upon issuance of such shares; (viii) that the Documents accurately describe and contain the mutual understandings of the parties, and that there are no oral or written statements or agreements or usages of trade or courses of prior dealings among the parties that would modify, amend or vary any of the terms of the Documents; (ix) that the Other Parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Documents; (x) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue; (xi) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (xii) that each of the Other Parties and any agent acting for it in connection with the Documents have acted without notice of any defense against the enforcement of any rights created by, or adverse claim to any property transferred pursuant to, the Documents.

As used in this opinion with respect to any matter, the qualifying phrase “to our knowledge” or “our actual knowledge” or such similar phrase limits the statements it qualifies to the conscious awareness of facts or other information by:  (i) the lawyer signing this opinion; and (ii) any lawyer who has had active involvement in negotiating or preparing the Documents or preparing this opinion.  In this regard, it is noted that we have not made any special review or investigation in connection with rendering any opinion so qualified

In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of Maryland and the federal securities law of the United States and the rules and regulations promulgated thereunder.  With regard to those opinions expressed herein that implicate Maryland law, such opinions have been reviewed by a member of this firm who is admitted to practice law in that state. The firm neither maintains an office in the State of Maryland nor does it engage, generally, in the practice of law therein.  We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction, other than the federal securities laws of the United States.

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Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that the Shares have been duly authorized by the Company and, when issued in accordance with the terms set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

Our opinions are subject to the effect of general principles of equity, whether applied by a court of law or equity, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

This opinion is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this letter.  This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of  which we have become aware after the date hereof.

This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express prior written consent of the undersigned, however, we hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. We do not, by giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dentons US LLP